Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:

Judd P. Tirnauer

Senior Vice President & Chief Financial Officer

(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS Q1 EARNINGS SIGNIFICANTLY HIGHER THAN PRIOR GUIDANCE AND LAST YEAR, AND INCREASES GUIDANCE FOR FULL YEAR FISCAL 2010

  Q1 Diluted Earnings Per Share (EPS) of $0.20, Compared to Prior EPS Guidance of Diluted Loss Per Share of $(0.19)-$(0.38), and Last Year Q1 EPS (Before Goodwill Impairment Expense) of $0.01
  Q1 Adjusted Diluted Earnings Per Share of $0.62, Compared to Last Year Q1 Adjusted EPS of $0.10
  Projected Full Year Fiscal 2010 Diluted EPS of $2.10-$2.45, Compared to Prior EPS Guidance of $1.58-$2.11, and Fiscal 2009 Diluted EPS (Before Goodwill Impairment Expense) of $1.60
  Projected Full Year Fiscal 2010 Adjusted Diluted EPS of $2.74-$3.09, Compared to Fiscal 2009 Adjusted Diluted EPS of $1.98

Philadelphia, PA, January 28, 2010 - Destination Maternity Corporation (Nasdaq: DEST), the world's leading maternity apparel retailer, today announced operating results for the first quarter of fiscal 2010, which ended December 31, 2009, with its first quarter diluted earnings per share significantly exceeding both its prior earnings guidance and its prior year first quarter earnings results. The Company also increased its earnings guidance for the full year fiscal 2010.

First Quarter Fiscal 2010 Financial Results

  Net income for the first quarter of fiscal 2010 was $1.3 million, or $0.20 per share (diluted), a significant improvement compared to adjusted net income before goodwill impairment expense of $0.1 million, or $0.01 per share (diluted) for the first quarter of fiscal 2009. Net loss for the first quarter of fiscal 2009 was $(46.9) million, or $(7.86) per share (diluted), which included a $47.0 million non-cash goodwill impairment charge. This first quarter fiscal 2010 earnings performance was significantly better than the Company's guidance, provided in its November 18, 2009 press release, of a diluted loss per share of between $(0.19) and $(0.38).

  Adjusted net income (before goodwill impairment expense, restructuring and other charges, stock compensation expense, and loss on extinguishment of debt) for the first quarter of fiscal 2010 was $3.8 million, or $0.62 per share (diluted), a significant improvement from the comparably adjusted net income for the first quarter of fiscal 2009 of $0.6 million, or $0.10 per share (diluted).

  Adjusted EBITDA was $7.9 million for the first quarter of fiscal 2010, an increase of 28% over the $6.1 million of Adjusted EBITDA for the first quarter of fiscal 2009. Adjusted EBITDA is defined in the financial tables at the end of this press release.

  Adjusted EBITDA before restructuring and other charges was $11.6 million for the first quarter of fiscal 2010, an increase of 89% over the $6.2 million of Adjusted EBITDA before restructuring and other charges for the first quarter of fiscal 2009.

  Net sales for the first quarter of fiscal 2010 decreased 0.8% to $133.8 million from $134.8 million for the first quarter of fiscal 2009 and were near the top end of the Company's guidance range of $130.5 to $134.0 million provided in November. The decrease in sales for the first quarter of fiscal 2010 compared to fiscal 2009 resulted primarily from a decrease in comparable store sales, partially offset by increased sales from the Company's leased department relationships, increased Internet sales and increased sales from the Company's international franchise relationships.

  Comparable store sales decreased 5.9% during the first quarter of fiscal 2010 versus a comparable store sales decrease of 0.5% during the first quarter of fiscal 2009, and a guidance range of down 5.5% to 8.5% provided in November.

Restructuring and Other Charges

  The Company continues to implement a significant restructuring and cost reduction program, with the objectives of continuing to improve and simplify critical processes and reduce its expense structure. The Company projects approximately $3.3 million of pretax expense related to this initiative in fiscal 2010, of which $2.5 million was incurred in the first quarter. These initiatives resulted in pretax savings of approximately $12 million in fiscal 2009, with incremental pretax savings of approximately $6 to $8 million projected for fiscal 2010. The Company projects total annualized pretax savings of approximately $23 to $27 million in fiscal 2011 as a result of this initiative, which includes the savings realized in fiscal 2009 and the incremental projected savings for fiscal 2010.

  In addition, the Company recorded pretax charges of $1.3 million in the first quarter of fiscal 2010 associated with the previously disclosed planned retirement of the Company's President and Chief Creative Officer in September 2010 and the retirement of the Company's non-executive Chairman of the Board in January 2010.

Retail Locations

The table below summarizes store opening and closing activity for the first quarter of fiscal 2010 and 2009, as well as the Company's store and total retail location count at the end of each fiscal period.

	First Quarter Ended
	12/31/09	12/31/08

Store Openings
Total	2	7
Multi-Brand Store Openings	1	2

Store Closings
Total	5	11
Closings Related to Multi-Brand Store Openings	2	3

Period Ended Retail Location Count
Stores	721	750
Leased Department Locations	980	283
Total Retail Locations	1,701	1,033

The increase in leased department locations at December 31, 2009 versus December 31, 2008 predominantly reflects the opening of 623 Sears® and Kmart® leased department locations in connection with the October 2009 re-launch of the Two Hearts Maternity® collection.

Commentary

Ed Krell, Chief Executive Officer of Destination Maternity Corporation, noted, "We continue to make significant progress in improving the profitability of our business, even in the face of a difficult sales environment, while also pursuing initiatives to drive profitable future growth in sales. Our earnings for the first quarter exceeded the top end of our prior earnings guidance range and were significantly higher than last year, despite our comparable store sales decline. Our improved earnings performance is driven primarily by our continued cost reduction initiatives and strong merchandise gross margin performance.

"Although we are not at all satisfied with our comparable store sales performance for the quarter, we believe it reflects: (i) the continued difficult overall retail environment; and (ii) our relatively stronger comparable store sales performance for the first quarter of last year compared to most apparel retailers, with our comparable store sales only having decreased 0.5% for last year's first quarter. Our sales performance for the first quarter was within our expectations, with our comparable store sales decrease of 5.9% for the quarter within our guidance range of down 5.5% to 8.5% for the quarter.

"We continue to take aggressive actions to manage our business in this tough environment, and with our tight management of expenditures and inventory, we were able to continue to reduce expenses and were able to control markdown levels while operating the business with lower inventory levels versus last year, resulting in expenses lower than last year and plan, and gross margins higher than last year and plan."

Strong Financial Condition

Mr. Krell further continued, "We are in a very strong financial position, we have significantly reduced our financial leverage, and we are very focused on continuing to generate free cash flow and deleveraging our balance sheet."

  The Company has reduced its total debt by $17.2 million in the past year and by $42.3 million over the past three years, bringing its total debt down to $51.1 million at December 31, 2009. The Company's net debt (defined as total debt minus cash and cash equivalents and short-term investments) is $36.9 million at December 31, 2009.

  The Company has significantly reduced its annual net interest expense, from $14.5 million in fiscal 2006 to $4.7 million in fiscal 2009, to a projected fiscal 2010 interest expense of approximately $3.4 million.

  The Company has minimal maturities of long-term debt prior to the March 13, 2013 maturity of its Term Loan. The Term Loan represents $48.5 million of the Company's total debt of $51.1 million as of December 31, 2009.

  At December 31, 2009, the Company had no outstanding borrowings under its credit facility and the Company had approximately $34 million of availability under the credit facility, based on the facility's borrowing base formula. The Company's credit facility is committed entirely by Bank of America and does not mature until March 13, 2012.

  Although the Company may choose to repurchase its stock in the future, the Company's priority remains continued deleveraging of its balance sheet. The Company prepaid $6.0 million of its Term Loan during the first quarter of fiscal 2010, including the $5.8 million prepayment required under the excess cash flow provision of the Term Loan, and prepaid $16.0 million of its Term Loan in the past year.

  The Company continues to be in full compliance with all covenants of its debt agreements.

Guidance for Fiscal 2010

"Looking forward, we feel very good about our Company's position and the actions we are taking to continue to improve our profitability, both in the near term and the long term. Given the continued weak economic environment and the uncertainty as to the timing of a recovery in consumer spending, we continue to plan our sales and inventory conservatively. We continue to manage our expenditures tightly and we expect to achieve additional cost reductions as the year progresses. Thus, we plan to generate strong earnings and significant free cash flow during fiscal 2010, with our projected earnings range significantly higher than both last year and our prior earnings guidance.

"Our financial guidance for the full year fiscal 2010 is as follows:

  Net sales in the $536.0 to $546.5 million range, representing an increase in sales of between 0.9% and 2.9% versus fiscal 2009 net sales of $531.3 million.

  Comparable store sales decrease of between 2.5% and 4.5%.

  Gross margin for fiscal 2010 expected to increase modestly versus fiscal 2009.

  Total selling, general and administrative (SG&A) expenses are planned to be slightly lower than fiscal 2009 in dollar terms and as a percentage of net sales, based on the planned range of projected fiscal 2010 sales. Projected SG&A expense reductions are primarily resulting from the Company's restructuring and cost reduction initiatives, partially offset by certain projected expense increases and additional operating expenses resulting from the Sears and Kmart business launch in October 2009.

  Operating income in the $25.7 to $29.3 million range, compared to fiscal 2009 operating income, before goodwill impairment charges, of $21.1 million. Operating income before restructuring and other charges is projected in the $30.5 to $34.1 million range, compared to fiscal 2009 operating income, before goodwill impairment charges and restructuring and other charges, of $22.7 million.

  Diluted earnings per share, on a reported basis, of between $2.10 and $2.45 per share for fiscal 2010, a projected increase of between 31% and 53% compared to earnings, before goodwill impairment expense, of $1.60 per share for fiscal 2009. Earnings per share, on a reported basis, for fiscal 2009 were a loss of $(6.79) per share, reflecting the goodwill impairment expense of $50.4 million or $8.39 per share. This guidance range for fiscal 2010 diluted earnings per share of $2.10 to $2.45 is significantly higher than the prior guidance range of $1.58 to $2.11 provided by the Company in its November 18, 2009 press release.

  Adjusted diluted earnings per common share (before goodwill impairment, restructuring and other charges, stock compensation expense, and loss on extinguishment of debt) are projected to be between $2.74 and $3.09 per share for fiscal 2010, a projected increase of between 38% and 56% versus adjusted diluted earnings per share of $1.98 per share for fiscal 2009, and a significant increase versus the Company's prior guidance.

  Adjusted EBITDA in the $43.1 to $46.7 million range, a projected increase of between 11% and 20% compared to the fiscal 2009 Adjusted EBITDA of $38.8 million. Adjusted EBITDA before restructuring and other charges is projected in the $47.8 to $51.5 million range, a projected increase of between 19% and 28% versus the fiscal 2009 figure of $40.2 million.

  Open approximately 12 to 17 new stores during the year, including approximately 9 to 13 new multi-brand stores, and close approximately 33 to 48 stores, with approximately 22 to 32 of these planned store closings related to openings of new multi-brand stores, including Destination Maternity Superstores.

  Capital expenditures planned at between $14.0 and $16.5 million compared to fiscal 2009 capital expenditures of $12.6 million. After deducting projected tenant construction allowance payments to us from store landlords, the Company expects net cash outlay for capital projects to be between $9.5 million and $11.5 million, compared to $8.6 million in fiscal 2009.

  Inventory at fiscal 2010 year end planned to be slightly lower than fiscal 2009 year end.

  Given these assumptions, the Company plans to generate free cash flow (defined as net cash provided by operating activities minus capital expenditures) of approximately $13 to $18 million for the full year fiscal 2010. This projected free cash flow range for fiscal 2010 is lower than the fiscal 2009 free cash flow of approximately $30 million because of the significant non-recurring cash flow generated in fiscal 2009 from decreased working capital, primarily due to the significant inventory reduction and increase in accrued incentive compensation expense (earned based on fiscal 2009 financial results but paid in early fiscal 2010), compared to the extremely low level of incentive compensation payments made during fiscal 2009 (resulting from weak fiscal 2008 financial performance).

"Thus far in January, our sales results have been weaker than originally planned, reflecting: (i) the continued difficult overall retail environment; (ii) reduced levels of deeply marked down inventory compared to a year ago; and (iii) our relatively strong comparable store sales last January (up approximately 1% on a days-adjusted basis), especially compared to most apparel retailers. Based on our sales results thus far in January, we expect our comparable store sales for the full month of January to decrease between 6% and 9%. It is important to note, though, that with our much cleaner inventory position versus a year ago, our merchandise gross margin this January is significantly higher than last January.

"Our financial guidance for the second quarter of fiscal 2010 is as follows:

  Net sales in the $129.5 to $132.0 million range.

  Comparable store sales decrease of between 5.0% and 7.5% for the quarter.

  Diluted earnings per common share of between $0.18 and $0.31 per share.

  Adjusted diluted earnings per common share (before goodwill impairment, restructuring and other charges, stock compensation expense, and loss on extinguishment of debt) of between $0.33 and $0.45 per share, versus comparably adjusted diluted earnings per share of $0.30 for the second quarter of fiscal 2009."

Company Strategy

Mr. Krell added, "As we plan and execute our business for both the coming year and beyond, we continue to be guided by our five key goals and strategic objectives:

  Be a profitable global leader in the maternity apparel business, treating all our partners and stakeholders with respect and fairness.

  Increase the profitability of our U.S. business, focusing on the following:

    Increase comparable store sales, through continued improvement of merchandise assortments and lower SKU count, providing a more shoppable store environment for our customers, and through enhanced marketing and advertising.

    Reduce our expenditures and continue to be more efficient in operating our business-streamline, simplify and focus.

    Continue to expand our multi-brand Destination Maternity store chain where ROI hurdles are met, with the goal of operating fewer but larger stores over time.

    Continue to close underperforming stores.

  In addition to achieving increased comparable store sales, we aim to grow our sales where we can do so profitably, including the following areas of focus:

    International expansion

    Potential growth of our leased department and licensed relationships

    Increased utilization of the Internet to drive sales, targeting both increased direct Internet sales and enhanced web marketing initiatives to drive store sales

    Selective new store openings and relocations in the U.S. and Canada

    Continued focus on enhancing our overall customer relationship, including our marketing partnership programs.

  Focus on generating free cash flow to drive increased shareholder value, and continue to deleverage our balance sheet.

  Maintain and intensify our primary focus on delivering great maternity apparel product and service in each of our brands and store formats, to serve the maternity apparel customer like no one else can.

Mr. Krell concluded, "We feel very good about our Company's position and the actions we have taken and are continuing to take to improve the core profitability of our business and generate increased stockholder value, even in the face of a difficult sales environment. We are very proud of what we have accomplished in the past year to significantly improve our operating results, our financial position, and our outlook. However, by no means are we satisfied or complacent, especially with regard to our sales performance, and we are keenly focused on initiatives to drive profitable sales growth, including the re-launch of our business with Sears, the expansion of our international business, the increased focus on our Internet business, and the recent announcement of our collaboration with supermodel Heidi Klum for two new exclusive maternity apparel lines we will be introducing with her in mid-February. We are confident in our ability to continue to manage our business through these challenging economic times and to continue to drive near term improvements while also making progress towards our longer term goals in order to emerge as an even stronger company when the economy recovers."

Conference Call Information

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company's first quarter fiscal 2010 earnings and future financial guidance. You can participate in this conference call by calling (866) 713-8567. Please call ten minutes prior to 9:00 a.m. Eastern Time. The conference call (listen only) will also be available on the investor section of our website at http://investor.destinationmaternity.com. The passcode for the conference call is "Destination Maternity." In the event that you are unable to participate in the call, a replay will be available through Thursday, February 11, 2010 by calling (888) 286-8010.

Destination Maternity Corporation is the world's largest designer and retailer of maternity apparel, using its quick response replenishment system to "give the customer what she wants, when she wants it." In the United States and Canada, as of December 31, 2009, Destination Maternity operates 1,701 retail locations, including 721 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl's® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has entered into exclusive store franchise and product supply relationships in India and in the Middle East.

***

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable store sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the impact of the current global economic slowdown on the retail industry in general and on apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully implement our merchandise brand and retail nameplate restructuring, the success of our international expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, unusual weather patterns, changes in consumer preferences, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, anticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, goodwill impairment charges, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company's periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
	First Quarter Ended
	12/31/09	12/31/08

Net sales	$133,771	$134,812
Cost of goods sold	62,077	66,957

Gross profit	71,694	67,855
Gross margin	53.6%	50.3%
Selling, general and administrative expenses (SG&A)	63,933	65,990
SG&A expenses as a percentage of net sales	47.8%	48.9%
Store closing, asset impairment and asset disposal expenses	688	2
Restructuring and other charges	3,777	171
Goodwill impairment expense(1)	-	47,000

Operating income (loss)	3,296	(45,308)
Interest expense, net	955	1,394
Loss on extinguishment of debt	30	66

Income (loss) before income taxes	2,311	(46,768)
Income tax provision	1,055	147

Net income (loss)	$1,256	$(46,915)

Net income (loss) per share - basic	$0.21	$(7.86)
Average shares outstanding - basic	6,048	5,966

Net income (loss) per share - diluted	$0.20	$(7.86)
Average shares outstanding - diluted	6,223	5,966

Supplemental information:
Net income (loss), as reported	$1,256	$(46,915)
Add: goodwill impairment expense, net of tax	-	47,000
Adjusted net income, before goodwill impairment expense	1,256	85
Add: restructuring and other charges, net of tax	2,304	107
Add: stock compensation expense, net of tax	269	376
Add: loss on extinguishment of debt, net of tax	18	42
Adjusted net income, before goodwill impairment expense, restructuring and other charges, stock compensation expense, and loss on extinguishment of debt	$3,847	$610

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations (Continued)
(in thousands, except per share data)
(unaudited)

	First Quarter Ended
	12/31/09	12/31/08

Adjusted net income per share - diluted, before goodwill impairment expense(2)	$0.20	$0.01
Adjusted net income per share - diluted, before goodwill impairment expense, restructuring and other charges, stock compensation expense, and loss on extinguishment of debt(2)	$0.62	$0.10

(1) Reflects the preliminary estimate of non-cash goodwill impairment charges related to the write-down of goodwill. The final results of the Company's evaluation completed in the second quarter of fiscal 2009 indicated its goodwill totaling $50,389 was fully impaired, and an impairment charge for the remaining balance of $3,389 was recorded in the second quarter of fiscal 2009.

(2) Adjusted net income per share - diluted for the first quarter ended December 31, 2008 is based on 5,983 average diluted shares outstanding.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES
Selected Consolidated Balance Sheet Data
(in thousands)
(unaudited)
	December 31, 2009	September 30, 2009	December 31, 2008

Cash and cash equivalents	$ 14,273	$ 20,626	$ 14,720
Inventories	74,161	78,872	77,730
Property, plant and equipment, net	62,642	62,852	65,770
Line of credit borrowings	-	-	-
Total debt	51,138	57,409	68,377
Net debt (1)	36,865	36,783	53,657
Stockholders' equity	51,988	49,800	41,592

(1) Net debt represents total debt minus cash and cash equivalents and short-term investments.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES
Supplemental Financial Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA(1) and Adjusted EBITDA Before Restructuring and Other Charges, and Operating Income (Loss) Margin to Adjusted EBITDA Margin and Adjusted EBITDA Margin Before Restructuring and Other Charges (in thousands, except percentages)
(unaudited)

	First Quarter Ended
	12/31/09	12/31/08

Operating income (loss)	$3,296	$(45,308)
Add: depreciation and amortization expense	3,441	3,945
Add: loss on impairment of long-lived assets	675	163
Add: goodwill impairment expense	-	47,000
Add: loss (gain) on disposal of assets	3	(287)
Add: stock compensation expense	441	601
Adjusted EBITDA(1)	7,856	6,114
Add: restructuring and other charges(2)	3,777	43
Adjusted EBITDA before restructuring and other charges	$11,633	$6,157

Net sales	$133,771	$134,812

Operating income (loss) margin (operating income (loss) as a percentage of net sales)	2.5%	(33.6)%
Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net sales)	5.9%	4.5%
Adjusted EBITDA margin before restructuring and other charges (Adjusted EBITDA before restructuring and other charges as a percentage of net sales)	8.7%	4.6%

  Adjusted EBITDA represents operating income (loss) before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) loss (gain) on disposal of assets; and (iv) stock compensation expense.
  Excludes accelerated depreciation expense of $128 for the first quarter ended December 31, 2008 included in depreciation and amortization expense above.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES
Supplemental Financial Information (Continued)

Reconciliation of Net Income (Loss) Per Share - Diluted to Adjusted Net Income Per Share - Diluted, Before Goodwill Impairment Expense, Restructuring and Other Charges, Stock Compensation Expense, and Loss on Extinguishment of Debt
(unaudited)
	Projected for the Year Ending 9/30/10(1)	Actual for the Year Ended 9/30/09

Net income (loss) per share - diluted(2)	$2.10 to 2.45	$(6.79)
Add: per share effect of goodwill impairment expense	-	8.39
Adjusted net income per share - diluted, before goodwill impairment expense(3) (4)	2.10 to 2.45	1.60
Add: per share effect of restructuring and other charges	0.46	0.16
Add: per share effect of stock compensation expense	0.18	0.21
Add: per share effect of loss on extinguishment of debt	0.01	0.01
Adjusted net income per share - diluted, before goodwill impairment expense, restructuring and other charges, stock compensation expense, and loss on extinguishment of debt(3) (4)	$2.74 to 3.09	$1.98

(1) Components do not add to total due to rounding.

(2) Projected net income per share - diluted for the year ending September 30, 2010 is based on 6,347,000 projected average diluted shares outstanding.

(3) Projected adjusted net income per share - diluted for the year ending September 30, 2010 is based on 6,347,000 projected average diluted shares outstanding.

(4) Adjusted net income per share - diluted for the year ended September 30, 2009 is based on 6,067,000 average diluted shares outstanding.
	Projected for the Second Quarter Ending 3/31/10(1)	Actual for the Second Quarter Ended 3/31/09

Net income (loss) per share - diluted(2)	$0.18 to 0.31	$(0.32)
Add: per share effect of goodwill impairment expense	-	0.57
Adjusted net income (loss) per share - diluted, before goodwill impairment expense(3) (4)	0.18 to 0.31	0.25
Add: per share effect of restructuring and other charges	0.10	-
Add: per share effect of stock compensation expense	0.05	0.05
Add: per share effect of loss on extinguishment of debt	-	-
Adjusted net income per share - diluted, before goodwill impairment expense, restructuring and other charges, stock compensation expense, and loss on extinguishment of debt(3) (4)	$0.33 to 0.45	$0.30

(1) Components do not add to total due to rounding.

(2) Projected net income per share - diluted for the second quarter ending March 31, 2010 is based on 6,311,000 projected average diluted shares outstanding.

(3) Projected adjusted net income per share - diluted for the second quarter ending March 31, 2010 is based on 6,311,000 projected average diluted shares outstanding.

(4) Adjusted net income per share - diluted for the second quarter ended March 31, 2009 is based on 5,997,000 average diluted shares outstanding.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES
Supplemental Financial Information (Continued)

Reconciliation of Operating Income (Loss) to Adjusted EBITDA
and Adjusted EBITDA Before Restructuring and Other Charges
(in millions, unaudited)
	Projected for the Year Ending 9/30/10(1)	Actual for the Year Ended 9/30/09(1)

Operating income (loss)	$25.7 to 29.3	$(29.3)
Add: depreciation and amortization expense	13.5	15.0
Add: loss on impairment of long-lived assets and loss on disposal of assets	2.0	0.6
Add: goodwill impairment expense	-	50.4
Add: stock compensation expense	1.9	2.0
Adjusted EBITDA	43.1 to 46.7	38.8
Add: restructuring and other charges(2)	4.8	1.4
Adjusted EBITDA before restructuring and other charges	$47.8 to 51.5	$40.2

  Components do not add to total due to rounding.
  Excludes accelerated depreciation expense of $0.1 for the fiscal year ended September 30, 2009 included in depreciation and amortization expense above.